Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Marchex, Inc., of our report dated March 29, 2022, except for the effects of the revisions to correct deferred taxes described in Note 5, as to which the date is March 31, 2023, relating to the 2021 consolidated financial statements of Marchex, Inc. (the “Company”) (which report expresses an unqualified opinion) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington

April 18, 2023